Exhibit (j)(1)

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our reports dated December 7, 2001, on the October 31, 2001 financial statements of The FBR Family of Funds and to all references to our Firm included in or made part of this Post-Effective Amendment No. 14 to the Registration Statement File No. 333-05675.

Philadelphia, Pennsylvania
February 28, 2002

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